Exhibit 10.1

EXECUTION VERSION

SUBJECT TO FRE 408 & EQUIVALENTS

EXCHANGE AGREEMENT

dated as of May 2, 2024

by and among

Lions Gate Entertainment Corp.,

Lions Gate Capital Holdings 1, Inc.,

as Initial Issuer,

Lions Gate Capital Holdings LLC,

as Existing Issuer,

and

the Noteholder Parties Party hereto

TABLE OF CONTENTS

Section 7.10	Severability	26
Section 7.11	Assignment	26
Section 7.12	No Third-Party Beneficiaries	26
Section 7.13	Entire Agreement	26
Section 7.14	Counterparts	26
Section 7.15	Headings	26
Section 7.16	Interpretation	27

Schedules

Schedule I – Noteholder Party Holdings

Schedule II – Specified Closing Date Items

Annexes

Annex A – Term Sheet

Exhibits

Exhibit A – Form of Joinder

ii

EXCHANGE AGREEMENT

This Exchange Agreement (together with the exhibits, annexes and schedules attached hereto, this “Agreement”), dated as of May 2, 2024, is by and among (x) Lions Gate Entertainment Corp., a British Columbia corporation (“LGEC”), Lions Gate Capital Holdings 1, Inc., a Delaware corporation (the “Initial Issuer”), and Lions Gate Capital Holdings LLC, a Delaware limited liability company (the “Existing Issuer”, and together with LGEC and the Initial Issuer, each, a “Lionsgate Party” and collectively, the “Lionsgate Parties”) and (y) each undersigned holder (each, a “Noteholder Party”, and collectively, the “Noteholder Parties”) of certain 5.500% Senior Notes due 2029 issued by the Existing Issuer under that certain indenture governing the Existing Notes, dated as of April 1, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Indenture”), among the Existing Issuer, the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee (the “Existing Trustee”).

The Lionsgate Parties and the Noteholder Parties are referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, the Lionsgate Parties and the Noteholder Parties desire to exchange the Exchanging Notes (as defined below) for certain notes to be issued by the Initial Issuer pursuant to an indenture (such indenture, the “New Indenture”, and such notes, the “New Notes”) among the Initial Issuer, LGEC, the other guarantors from time to time party thereto and the trustee party thereto (the “New Trustee”) with the terms set forth on Annex A attached hereto (the “Term Sheet”);

WHEREAS, as a material inducement to the Lionsgate Parties’ participation in the Exchange (as defined below) and execution of the Transaction Documents (as defined below), the Noteholder Parties, as holders of a majority in principal amount of the Existing Notes then outstanding, have agreed to irrevocably consent to certain amendments, waivers, releases, guarantee releases and other modifications (collectively, the “Amendments”) to the Existing Indenture (such consents, the “Consents”);

WHEREAS, (i) pursuant to Section 9.02 of the Existing Indenture, the Existing Issuer and the Existing Trustee may amend or supplement the Existing Indenture with the consent of the Holders (as defined therein) of a majority in principal amount of the Existing Notes then outstanding (the “Requisite Consents”) and (ii) following delivery of the Consents which shall collectively constitute the Requisite Consents, the Existing Indenture shall be amended to give effect to the Amendments pursuant to a supplemental indenture (the “Supplemental Indenture”);

WHEREAS, immediately following delivery of the Consents and entry into the Supplemental Indenture, the Noteholder Parties and the Initial Issuer shall exchange the Exchanging Notes for New Notes issued by the Initial Issuer pursuant to the New Indenture, which Exchanging Notes will subsequently be delivered by the Initial Issuer to the Existing Issuer and then subsequently delivered by the Existing Issuer to the Existing Trustee for cancellation (the “Exchange”, and together with the delivery of the Consents, the entry into the Supplemental Indenture and the other transactions contemplated by or related to this Agreement, the “Transactions”); and

WHEREAS, the Parties are entering into this Agreement to provide for the terms and conditions of the Exchange and give effect to the other Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETIVE MATTERS

Section 1.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the Preamble hereto.

“Amendments” has the meaning set forth in the Recitals hereto.

“Automatic Termination Event” has the meaning set forth in Section 5.1(d).

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed undisputed, secured, or unsecured, each as set forth in section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 4.3(a).

“Closing Date” has the meaning set forth in Section 4.3(a).

“Company Released Claims” has the meaning set forth in Section 6.1(a).

“Company Released Party” means each of: (a) LGEC and each of its Subsidiaries and Affiliates; (b) the predecessors, successors, and assigns of each of the foregoing; and (c) the current and former officers, directors, members, managers, partners, employees, shareholders, advisors, agents, professionals, attorneys, financial advisors, and other representatives of each of the foregoing, in each case, in their capacity as such.

“Company Termination Event” has the meaning set forth in Section 5.1(b).

“Consents” has the meaning set forth in the Recitals hereto.

“Definitive Documents” means:

(a) the Supplemental Indenture;

(b) the New Indenture;

(c) the New Notes; and

(d) all other ancillary and related documents, schedules, exhibits, addenda and instruments entered into in connection with the Consents and the entry into the Supplemental Indenture.

“DTC” has the meaning set forth in Section 2.1(d).

“DWAC” has the meaning set forth in Section 4.3(b).

“End Date” has the meaning set forth in Section 5.1(d).

“Enforceability Exceptions” means (a) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Exchange” has the meaning set forth in the Recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations related thereto.

“Exchanging Notes” means the Existing Notes beneficially owned by the Noteholder Parties as set forth opposite such Noteholder Party’s name on Schedule I hereto, subject to revision pursuant to Section 3.1(a)(x).

“Existing Debt” shall mean any indebtedness of LGEC, the Existing Issuer, the Initial Issuer or any of their respective Subsidiaries existing immediately prior to the Closing Date and the effectiveness of the Transactions.

“Existing Debt Documents” shall mean any loan document, note document or similar term as used or defined in any credit agreement, indenture or other definitive document governing any Existing Debt.

“Existing Indenture” has the meaning set forth in the Preamble hereto.

“Existing Issuer” has the meaning set forth in the Preamble hereto.

“Existing Notes” means any notes issued under the Existing Indenture (including any amendments, restatements, supplements or other modifications thereto including in connection herewith).

“Existing Trustee” has the meaning set forth in the Preamble hereto.

“Global Notes” has the meaning set forth in Section 4.3(c).

“Initial Issuer” has the meaning set forth in the Preamble hereto; provided that upon notice to the Noteholder Parties LGEC may elect to designate the Existing Issuer to be the Initial Issuer, and effective upon such notice the references to the Initial Issuer hereunder shall automatically be deemed to refer to the Existing Issuer.

“Institutional Accredited Investor” means any “Accredited Investor” as such term is defined in Rule 501(a)(1), (2), (3) and (7) of Regulation D.

“Law” has the meaning set forth in Schedule I hereto.

“Lionsgate Group” means LGEC and its Subsidiaries.

“Lionsgate Party” has the meaning set forth in the Preamble hereto.

“Majority Holders” means holders that hold a majority in principal amount of the Existing Notes then outstanding under the Existing Indenture.

“Mutual Termination Event” has the meaning set forth in Section 5.1(a).

“New Indenture” has the meaning set forth in the Recitals hereto.

“New Notes” has the meaning set forth in the Recitals hereto.

“New Trustee” has the meaning set forth in the Recitals hereto.

“Noteholder Party” has the meaning set forth in the Preamble hereto (subject to revision pursuant to Section 3.1(a)(x)).

“Noteholder Party Released Claims” has the meaning set forth in Section 6.1(b).

“Noteholder Termination Event” has the meaning set forth in Section 5.1(c).

“Other Released Party” shall mean each of: (a) the Noteholder Parties, the Existing Trustee and each of their respective Affiliates, in each case, in their capacities as debtholders or indenture trustee of LGEC or its Subsidiaries or agents or representatives thereof; (b) the predecessors, successors, and assigns of each of the foregoing, in each case, in their capacities as debtholders of LGEC or its Subsidiaries or agents or representatives thereof; and (c) the current and former officers, directors, members, managers, partners, employees, shareholders, advisors, agents, professionals, attorneys, financial advisors, and other representatives of each of the foregoing in their capacities specified above, in each case, in their capacity as such.

“Parties” has the meaning set forth in the Preamble hereto.

“Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Qualified Institutional Buyer” shall have the meaning assigned to such term in Rule 144A.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Released Claims” has the meaning set forth in the Section 6.1(b).

“Requisite Consents” has the meaning set forth in the Recitals hereto.

“Restricted Disclosure” has the meaning set forth in Schedule I hereto.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“SEAC Transaction” means the Transactions (as defined in that certain Business Combination Agreement, dated as of December 22, 2023, by and among Screaming Eagle Acquisition Corp., LGEC and the other parties from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations related thereto.

“Separation Transaction” means one or more transactions, the form and structure of which may be reasonably determined by LGEC, that results in the separation of the Studio Business and the STARZ Business; provided that, for the avoidance of doubt, the SEAC Transaction shall not constitute a Separation Transaction.

“STARZ Business” means substantially all of the assets and liabilities constituting LGEC’s “Media Networks” segment.

“Studio Business” means substantially all of the assets and liabilities constituting LGEC’s “Motion Picture” and “Television Production” segments and a substantial portion of LGEC’s corporate general and administrative functions.

“Subsidiary” of any Person means (x) (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company, unlimited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture, limited liability company, unlimited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person and (y) any corporation, association or other business entity (including any partnership, joint venture, limited liability company, unlimited liability company or similar entity) (1) as to which such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies thereof, whether through the ownership of voting securities, by contract or otherwise and (2) which is consolidated with such Person pursuant to Generally Accepted Accounting Principles.

“Supplemental Indenture” has the meaning set forth in the Recitals hereto.

“Term Sheet” has the meaning set forth in the Recitals hereto.

“Termination Date” means the earliest date on which a Termination Event occurs.

“Termination Event” means a Mutual Termination Event, a Company Termination Event, a Noteholder Termination Event or an Automatic Termination Event.

“Transaction Documents” means, collectively:

(a) this Agreement;

(b) the Definitive Documents; and

(c) any additional instruments, agreements or documents relating to the Exchange, but with respect to any SEC filing made by LGEC, shall only include the portion of such filing related to the Exchange.

“Transactions” has the meaning assigned to such term in the Recitals hereto.

“Transfer Taxes” has the meaning set forth in Section 3.1(c).

Section 1.2 Definitive Documents. The Definitive Documents shall be consistent in all respects with the terms as set forth in the Term Sheet and, except as expressly set forth in such Term Sheet, shall be on terms substantially consistent with, and not less favorable to the Lionsgate Parties than, the Existing Indenture. In addition, notwithstanding anything to the contrary, the Lionsgate Parties shall have sole discretion to determine the form and substance of the Consents and Amendments and any documentation giving effect thereto (including, for the avoidance of doubt, the Supplemental Indenture), including without limitation all amendments, waivers, releases or other modifications to the Existing Indenture relating to covenants, events of default, change of control provisions, prepayment provisions, guarantee releases or other “majority consent” matters; provided, however, that the Noteholder Parties shall not be required to consent to the release of guarantees of the Existing Notes by entities which are related to the STARZ Business and which are not expected to be part of the Separation Transaction (as reasonably determined by LGEC). For the avoidance of doubt, guarantees of the New Notes by entities which are related to the STARZ Business shall (except as otherwise released in accordance with the guarantee provisions of the New Indenture unrelated to the Separation Transaction) remain in place until the consummation of the Separation Transaction. The Definitive Documents and every other document, deed, agreement, indenture, filing, notification, letter or instrument related to the Transactions shall contain terms, conditions, representations, warranties and covenants consistent with the terms of this Agreement.

Section 1.3 Annex. The annex and any other exhibits or schedules hereto shall be fully incorporated by reference herein and made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include and incorporate all annexes and exhibits and schedules hereto; provided that (i) to the extent that there is a conflict between this Agreement (excluding the Term Sheet), on the one hand, and the Term Sheet, on the other hand, the terms and provisions of the Term Sheet shall govern and (ii) to the extent that there is a conflict between the Term Sheet, on the one hand, and any of the Definitive Documents, on the other hand, the terms and provisions of any such Definitive Document shall govern. Neither this Agreement nor any provision hereof may be modified, waived, amended, or supplemented, except in accordance with Section 7.2 hereof.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Noteholder Parties. Each Noteholder Party hereby represents and warrants, severally and not jointly, to the Lionsgate Parties that the following statements are true and correct as of the date hereof:

(a) Such Noteholder Party has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Noteholder Party and the performance of its obligations hereunder have been duly authorized by all necessary corporate or similar action on the part of such Noteholder Party.

(b) This Agreement has been duly and validly executed and delivered by such Noteholder Party. This Agreement constitutes the valid and binding obligation of such Noteholder Party, enforceable against such Noteholder Party in accordance with its terms, subject to the Enforceability Exceptions.

(c) The execution, delivery and performance of this Agreement by such Noteholder Party, and such Noteholder Party’s compliance with the provisions hereof, will not (with or without notice or lapse of time, or both): (i) violate any provision of such Noteholder Party’s organizational or governing documents; (ii) violate any law or order applicable to such Noteholder Party; or (iii) require any consent or approval under, violate, result in any breach of, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract, agreement, arrangement or understanding that is binding on such Noteholder Party, except, in the case of clauses (ii) and (iii) above, where not reasonably likely to have a material adverse effect on the ability of such Noteholder Party to perform its obligations under this Agreement or the transactions contemplated hereby.

(d) The aggregate principal amount of all Existing Notes beneficially owned by such Noteholder Party (or for which such Noteholder Party acts as discretionary investment manager, advisor or sub-advisor with authority to bind a beneficial owner of the Existing Notes), including any Existing Notes held through a custodial account beneficially owned by such Noteholder Party, as of the date hereof, together with participant information at The Depository Trust Company (“DTC”) with respect to such Existing Notes, is set forth on Schedule I hereto. Such Noteholder Party beneficially owns (or is acting in its capacity as discretionary investment manager, advisor or sub-advisor with authority to bind the beneficial owner of) such Existing Notes, or beneficially owns the custodial account through which such Existing Notes are held, free and clear of any liens, charges, claims, encumbrances, participations, security interests and similar restrictions and any other restrictions that could adversely affect the ability of such Noteholder Party to perform its obligations hereunder. As of the date hereof, such Noteholder Party holds no Existing Notes other than the Exchanging Notes other than as previously identified to LGEC by such Noteholder Party.

(e) Such Noteholder Party is (i) an Institutional Accredited Investor, (ii) a Qualified Institutional Buyer or (iii) a non-U.S. Person (as such term is defined in Rule 902 of Regulation S) and, if such Noteholder Party is resident in Canada, they are a “permitted client” (as defined in NI 31-103) and an “accredited investor” (as defined in Section 1.1 of NI 45-106, or, if in Ontario, Section 73.3(1) of the Securities Act (Ontario)).

(f) Such Noteholder Party will acquire the New Notes for its own account or for the account of another for which it acts as discretionary investment manager, advisor or sub-advisor, for investment and not with a view to the distribution thereof or any interest therein in violation of the Securities Act or applicable state securities laws.

(g) Such Noteholder Party acknowledges for the benefit of the Lionsgate Group (including for the benefit of any person acting on behalf of any member of the Lionsgate Group in connection with this Agreement and the transactions set forth herein, including, without limitation, any advisor to a Lionsgate Group member) that it has the requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the acquisition of the New Notes contemplated hereby and has had such opportunity as it has deemed adequate to obtain such information as is necessary to permit such Noteholder Party to evaluate the merits and risks of the acquisition of the New Notes contemplated hereby.

(h) Such Noteholder Party acknowledges that no member of the Lionsgate Group intends to register the New Notes, any offer or sale thereof or the Exchange under the Securities Act or the Exchange Act or any state securities laws.

(i) Such Noteholder Party acknowledges for the benefit of the Lionsgate Group (including for the benefit of any person acting on behalf of any member of the Lionsgate Group in connection with this Agreement and the transactions set forth herein, including, without limitation, any advisor to a Lionsgate Group member) that:

(i) the Lionsgate Group may be in possession of information about the Lionsgate Group (including material non-public information) that may impact the value of the Existing Notes and/or the New Notes, and may not be included in the information available to such Noteholder Party;

(ii) notwithstanding any such informational disparity, such Noteholder Party has independently evaluated the risks and merits regarding the transactions contemplated by this Agreement (including, for the avoidance of doubt, with respect to the Exchange and the New Notes) and wishes to enter into this Agreement and consummate the transactions contemplated hereby in accordance with its terms;

(iii) no member of the Lionsgate Group or any other person acting on behalf of any member of the Lionsgate Group, including, without limitation, any advisor of any of the foregoing, has made or is making any representation or warranty to such Noteholder Party or any other person, whether express or implied, of any kind or character (including, without limitation, as to accuracy or completeness of any information or as to the creditworthiness of the Initial Issuer or the guarantors or the New Notes or as to the transactions contemplated by this Agreement), except for the representations and warranties of the Lionsgate Parties contained in this Agreement; and

(iv) such Noteholder Party is not relying upon, and has not relied upon, any representation or warranty made by any person regarding the transactions contemplated by this Agreement or otherwise, except for the representations and warranties of the Lionsgate Parties contained in this Agreement.

(j) Such Noteholder Party acknowledges for the benefit of the Lionsgate Group (including for the benefit of any person acting on behalf of any member of the Lionsgate Group in connection with this Agreement and the transactions set forth herein, including, without limitation, any advisor to a Lionsgate Group member) that it has made its own independent assessment, to its satisfaction, concerning any and all legal, regulatory, tax, credit, business and financial considerations with respect to the Lionsgate Group, the Existing Notes and the New Notes in connection with its acquisition of the New Notes contemplated hereby.

(k) Such Noteholder Party expressly acknowledges that it is not participating in the Exchange on the basis of any general solicitation or general advertising within the meaning of Rule 502(c) of the Securities Act, including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

Section 2.2 Representations and Warranties of the Lionsgate Parties. Each Lionsgate Party hereby represents and warrants, severally and not jointly, to the Noteholder Parties that the following statements are true and correct as of the date hereof:

(a) Such Lionsgate Party has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Lionsgate Party and the performance of its obligations hereunder have been duly authorized by all necessary corporate or similar action on the part of such Lionsgate Party. No other votes, written consents, actions or proceedings by or on behalf of such Lionsgate Party are necessary to authorize this Agreement or the performance of its obligations hereunder.

(b) This Agreement has been duly and validly executed and delivered by such Lionsgate Party. This Agreement constitutes the valid and binding obligation of such Lionsgate Party, enforceable against such Lionsgate Party in accordance with its terms, subject to the Enforceability Exceptions.

(c) The execution, delivery and performance of this Agreement by such Lionsgate Party, and such Lionsgate Party’s compliance with the provisions hereof, will not (with or without notice or lapse of time, or both): (i) violate any provision of the organizational or governing documents of such Lionsgate Party; (ii) violate any law or order applicable to such Lionsgate Party; or (iii) require any consent or approval under, violate, result in any breach of, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract, agreement, arrangement or understanding that is binding on such Lionsgate Party, except, in the case of clauses (ii) and (iii) above, where not reasonably likely to have a material adverse effect on the ability of such Lionsgate Party to perform its obligations under this Agreement or the transactions contemplated hereby.

(d) Solely with respect to information regarding LGEC, as of the date it was filed with the SEC (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date hereof), the Form S-4 Registration Statement filed with the SEC by SEAC II Corp., a Cayman Islands exempted company, on January 5, 2024, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to any projected or forward looking or similar information included in the foregoing, the foregoing representation and warranty is only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(e) As of the date it was filed with the SEC (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed or furnished prior to the date hereof), the Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2023 filed with the SEC by LGEC on February 8, 2024 and the Current Reports on Form 8-K filed with the SEC by LGEC subsequent to February 8, 2024 and prior to the date hereof (excluding, for the avoidance of doubt, any information or exhibits contained therein that are furnished to, rather than filed with, the SEC, including any disclosure furnished under Items 2.02 or 7.01 and the exhibits thereto), did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to any projected or forward looking or similar information included in the foregoing, the foregoing representation and warranty is only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(f) The New Notes to be issued by the Initial Issuer to the Noteholder Parties under this Agreement pursuant to the New Indenture, upon issuance thereof, will have been duly authorized for issuance pursuant to this Agreement and the New Indenture and, upon issuance thereof, will have been duly executed by the Initial Issuer and, when authenticated in the manner to be provided for in the New Indenture and delivered in exchange for the Exchanging Notes, will constitute valid and binding obligations of the Initial Issuer, enforceable against the Initial Issuer in accordance with their terms, subject to the Enforceability Exceptions.

(g) The New Indenture and each related agreement to be entered into in connection with the issuance of the New Notes pursuant to the New Indenture will have been duly authorized by the Initial Issuer, LGEC and the other guarantors party thereto and will constitute a valid and binding agreement of the Initial Issuer, LGEC and the other guarantors party thereto, enforceable against the Initial Issuer, LGEC and the other guarantors party thereto in accordance with its terms, subject to the Enforceability Exceptions.

(h) [Reserved].

(i) Assuming the accuracy of the representations and warranties of the Noteholder Parties contained in Section 2.1 hereof and the Noteholder Parties’ compliance with Section 3.1 hereof, the issuance of the New Notes and guarantees thereof will be issued pursuant to and in compliance with an applicable exemption or exemptions from registration under the Securities Act.

(j) The execution, delivery and performance by such Lionsgate Party of this Agreement and the consummation of the Transactions (including, for the avoidance of doubt, the consummation of the Exchange) do not and will not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to (with or without due notice, lapse of time, or both) any governmental authority, other than (i) Current Reports on Form 8-K filed or furnished by LGEC with respect to the entry into the Supplemental Indenture and the Exchange, (ii) such as have been made or obtained and are in full force and effect and (iii) such registrations, filings, consents, approvals, notices or other actions that, if not obtained or made, would not reasonably be likely to have a material adverse effect on the ability of such Lionsgate Party to perform its obligations under this Agreement or the transactions contemplated hereby.

ARTICLE 3

COVENANTS

Section 3.1 Covenants of the Noteholder Parties.

(a) Subject to the terms and conditions of this Agreement, each Noteholder Party (severally and not jointly and solely in its capacity as a holder of Existing Notes and not in any other capacity) agrees that it shall:

(i) support and take all commercially reasonable actions necessary or reasonably requested by LGEC to facilitate the implementation and consummation of the Transactions, including, without limitation:

(A) taking all commercially reasonable actions to support and complete the Transactions and all other commercially reasonable actions contemplated in connection therewith and in this Agreement and under the Definitive Documents; and

(B) refraining from taking any actions inconsistent with this Agreement or the Definitive Documents;

(ii) take all such actions and execute all such documentation as shall be necessary or reasonably requested by LGEC to deliver the Consents in respect of any and all Existing Notes held thereby and to cause the Amendments and the Supplemental Indenture to take effect, including, without limitation, directing the Existing Trustee and/or any replacement thereof (and, if requested by the Existing Trustee and/or any replacement thereof, providing indemnities to the Existing Trustee and/or any replacement thereof consistent with Section 7.01(e) of the Existing Indenture), as applicable, to enter into, execute and effect the Amendments (including the Supplemental Indenture) and any other related agreements or documents, as applicable;

(iii) if requested by LGEC, facilitating the replacement of the Existing Trustee in connection with the consummation of the Transactions (with any such replacement trustee reasonably acceptable to LGEC and the Noteholder Parties);

(iv) timely participate all of its Exchanging Notes in the Exchange, including with respect to any Exchanging Notes for which such Noteholder Party serves (now or hereafter) as nominee, investment manager, or advisor for beneficial holders thereof and not withdraw or revoke its participation with respect to such Exchanging Notes;

(v) on a timely basis, negotiate in good faith the Definitive Documents with the Lionsgate Parties and execute and deliver each Definitive Document to which it is to be a party;

(vi) use commercially reasonable efforts to close the Transactions by no later than the End Date;

(vii) not (A) object to, delay or impede the SEAC Transaction, the Transactions or the implementation thereof or initiate any legal proceedings that are inconsistent with, or that would delay, prevent, frustrate, or impede the approval, solicitation, or consummation of, the SEAC Transaction, the Transactions, the entry into the Definitive Documents, or any other transactions outlined therein or in this Agreement, or take any other action that is barred by this Agreement; (B) vote for, consent to, support or participate in the formulation of any other restructuring, exchange or settlement of any Existing Debt or other transaction that is inconsistent with this Agreement or the Transactions; or (C) solicit, encourage, or direct any Person to undertake any action set forth in clauses (A) and (B) of this clause (vii);

(viii) not instruct the Existing Trustee or other Persons to take any action, or to refrain from taking any action, that would be inconsistent in any respect with this Agreement or the Transactions;

(ix) not to incur or suffer to exist any lien, charge, encumbrance, participation, security interest, adverse claim or any other restriction that would prevent such Noteholder Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(x) not (A) to sell, transfer, assign, hypothecate, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its rights, title or interest with respect to any of such Noteholder Party’s Existing Notes, in whole or in part, unless (i) the transaction is with another Noteholder Party (provided that any such transaction between Noteholder Parties must be subject to customary assignment documentation reasonably satisfactory to LGEC, which documentation shall provide that the assignee will remain subject to all obligations of the assignor in respect of any Existing Notes assigned in accordance with the foregoing) or (ii) (x) prior to such transaction, the Noteholder Party provides written notice (which may be via email) to LGEC of the transaction and LGEC does not provide written notice (which may be via email) of its objection to the transaction (such objection not to be unreasonably given) within 5 business days and (y) prior to, or contemporaneous with, such transaction, the counterparty agrees in writing for the benefit of the Parties to become a Noteholder Party and to be bound by all of the terms of this Agreement applicable to a Noteholder Party, as applicable, by executing and delivering a joinder in the form attached hereto as Exhibit A acknowledged by LGEC, in which event the counterparty shall be deemed to be a Noteholder Party hereunder to the extent of the applicable Exchanging Notes, or (B) deposit any of such Noteholder Party’s Existing Notes into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such Existing Notes; and

(xi) except to the extent prohibited by applicable law, notify the Lionsgate Parties as promptly as reasonably possible as to:

(A) any event or circumstance that such Noteholder Party has actual knowledge of that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Noteholder Party to terminate, or could reasonably be expected to result in the termination of, this Agreement and/or any Company Termination Event;

(B) any material representation or statement made or deemed to be made by such Noteholder Party under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, to the extent actually known by such Noteholder Party; or

(C) any breach of any of its obligations or covenants set forth in this Agreement.

(b) Each Noteholder Party covenants and agrees that it will not sell any of the New Notes to be received by such Noteholder Party pursuant to this Agreement unless such sale has been registered under the Securities Act and applicable state securities laws or an exemption from registration is available for such sale.

(c) If any Noteholder Party instructs the Initial Issuer to register New Notes in the name of a Person other than such Noteholder Party, such Noteholder Party will be responsible for the payment of any transfer, documentary, court, stamp or similar taxes (“Transfer Taxes”) imposed with respect to the Exchange and the Initial Issuer shall not be required to register or deliver such New Notes until such Noteholder Party has provided evidence to the reasonable satisfaction of the Initial Issuer that any such Transfer Taxes have been paid or that no such Transfer Taxes are applicable. In addition, if Transfer Taxes are imposed for any reason other than the transfer and exchange of the Exchanging Notes to or with the Initial Issuer for the New Notes, the amount of those Transfer Taxes, whether imposed on any Noteholder Party or any other person, will be payable by the applicable Noteholder Party or Noteholder Parties.

Section 3.2 Covenants of the Lionsgate Parties.

(a) Subject to the terms and conditions of this Agreement, each Lionsgate Party agrees that it shall (and shall cause each of its Subsidiaries to):

(i) support and take all commercially reasonable actions necessary to facilitate the implementation and consummation of the Transactions, including, without limitation:

(A) taking all commercially reasonable actions to support and complete the Transactions and all other commercially reasonable actions contemplated in connection therewith and in this Agreement and under the Definitive Documents; provided that, for the avoidance of doubt, such Lionsgate Party shall have no obligation to accept into the Exchange any Existing Notes other than the Exchanging Notes; and

(B) refraining from taking any actions inconsistent with this Agreement or the Definitive Documents;

(ii) use commercially reasonable efforts to provide the Noteholder Parties with any documentation or information that is reasonably requested by Noteholder Parties with respect to “know your customer” and like materials, which documentation and information shall be subject to any confidentiality restrictions to which the Noteholder Parties may be subject;

(iii) on a timely basis, negotiate in good faith the Definitive Documents with the Noteholder Parties and execute and deliver each Definitive Document to which it is to be a party;

(iv) use commercially reasonable efforts to close the Transactions by no later than the End Date;

(v) except to the extent prohibited by applicable law, notify the Noteholder Parties as promptly as reasonably possible as to:

(A) any event or circumstance that such Lionsgate Party has actual knowledge of that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Lionsgate Party to terminate, or could reasonably be expected to result in the termination of, this Agreement and/or any Noteholder Termination Event;

(B) any material representation or statement made or deemed to be made by such Lionsgate Party under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, to the extent actually known by such Lionsgate Party; or

(C) any breach of any of its obligations or covenants set forth in this Agreement.

(b) The Initial Issuer, the Existing Issuer and any other applicable withholding agent shall be entitled to deduct and withhold such amounts as are required to be deducted and withheld under applicable U.S. federal, state, local, foreign and other tax law (including U.S. federal backup withholding) with respect to the transactions contemplated by this Agreement. To the extent any amounts are so deducted and withheld and paid over to the applicable taxing authority, such amounts shall be treated for all purposes of this Agreement as having been made to the Person in respect of whom such deduction and withholding was made.

Section 3.3 Further Assurances. If either the Existing Trustee or New Trustee are unable to locate a Noteholder Party’s DWAC withdrawal or deposit request, as applicable, or such DWAC withdrawal or deposit request does not conform to the information on Schedule I hereto (subject to revision pursuant to Section 3.1(a)(x)), the Parties agree to cooperate using commercially reasonable efforts to effect the cancellation of the Existing Notes or delivery of the New Notes contemplated hereby as promptly as reasonably practicable after it would otherwise take place, and such failure shall not be deemed a breach of this Agreement by either party. Each Noteholder Party agrees to use commercially reasonable efforts to provide any and all documentation reasonably requested by the Existing Trustee or the Existing Issuer or the New Trustee or the Initial Issuer in order to effect the cancellation of the Existing Notes or delivery of the New Notes contemplated hereby, respectively. The failure by the Initial Issuer to deliver the New Notes as set forth herein due to any of the foregoing in respect of any Noteholder Party’s documentation or DWAC deposit request shall not be deemed to be a breach of this Agreement by the Initial Issuer.

ARTICLE 4

CLOSING

Section 4.1 Conditions to Obligations of Lionsgate Parties. The obligations of the Lionsgate Parties to effect the Transactions are subject to the satisfaction or waiver by the Lionsgate Parties at or prior to the Closing of the following conditions:

(a) the representations and warranties of the Noteholder Parties contained in Section 2.1 shall be true and correct in all material respects at and as of the Closing; provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects;

(b) the delivery of the Consents by the Noteholder Parties constituting the Majority Holders;

(c) the execution and delivery of the Supplemental Indenture by the Existing Trustee in form and substance consistent with the terms hereof and otherwise reasonably satisfactory to the Lionsgate Parties; and

(d) the execution and delivery of the New Indenture and the New Notes by the New Trustee in form and substance consistent with the terms hereof.

Section 4.2 Conditions to Obligations of Noteholder Parties. The obligations of the Noteholder Parties to effect the Transactions are subject to the satisfaction or waiver by the Noteholder Parties at or prior to the Closing of the following conditions:

(a) the representations and warranties of the Lionsgate Parties contained in Section 2.2 shall be true and correct in all material respects at and as of the Closing; provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects;

(b) the execution and delivery of the New Indenture and the New Notes by the New Trustee in form and substance consistent with the terms hereof; and

(c) receipt of payment by the Lionsgate Parties of the (i) fees and expenses of Perella Weinberg Partners, financial advisor to the Noteholder Parties, in an aggregate amount not to exceed the amount set forth on Schedule II attached hereto and (ii) reasonable, documented and invoiced fees and expenses of White & Case LLP, legal counsel to the Noteholder Parties, in each case, for services performed in connection with the Transactions and subject to and in accordance with the terms and conditions of the respective fee letters (if any) entered into between such advisors and LGEC and to the extent invoiced reasonably in advance of Closing.

Section 4.3 Settlement. On the Closing Date, the Initial Issuer and the Noteholder Parties shall consummate the Exchange in the following manner:

(a) The closing of the Exchange shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019 on the Closing Date or at any time as determined by the Initial Issuer and the Noteholder Parties (the “Closing”). The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(b) At the Closing:

(i) each Noteholder Party shall deliver via deposit and withdrawal at custodian (“DWAC”) requests through the book-entry facilities of DTC (x) all of its right, title and interest in and to the Exchanging Notes set forth on Schedule I hereto opposite such Noteholder Party’s name (subject to revisions pursuant to Section 3.1(a)(x)) to the Initial Issuer for acceptance and subsequent delivery to the Existing Issuer and subsequent cancellation; provided that, for the avoidance of doubt, any Existing Notes acquired by any Noteholder Party after the date hereof shall not be eligible to participate in the Exchange unless (a) otherwise consented to by LGEC in its sole discretion or (b) such Existing Notes are Exchanging Notes acquired from another Noteholder Party (including an entity who becomes a Noteholder Party pursuant to Section 3.1(a)(x)), and (y) a properly completed and executed Internal Revenue Service Form W-9 or appropriate Internal Revenue Service Form W-8, as applicable; and

(ii) the Initial Issuer shall issue to each Noteholder Party via DTC (including through DWAC), pursuant to the New Indenture, New Notes equal to the amount set forth on Schedule I hereto opposite such Noteholder Party’s name, by delivering, or causing to be delivered, to such Noteholder Party, through its custodian(s) as specified on Schedule I hereto opposite such Noteholder Party’s name (subject to revisions pursuant to Section 3.1(a)(x)); and

(iii) any accrued and unpaid interest up to, but excluding, the Closing Date on the Exchanging Notes held by each Noteholder Party (or certain funds and/or accounts for which such Noteholder Party acts as investment advisor) shall be paid by the Initial Issuer by wire transfer of immediately available funds to each Noteholder Party through the facilities of DTC on the first interest payment date under the New Indenture following the Closing Date.

(c) The New Notes to be received upon each Exchange hereunder by each Noteholder Party will be represented by one or more certificates in global form (“Global Notes”), which will be deposited by or on behalf of the Initial Issuer with the New Trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee for DTC.

ARTICLE 5

TERMINATION

Section 5.1 Termination; Survival.

(a) Mutual Termination. This Agreement may be terminated as to all Parties at any time by mutual written consent of the Lionsgate Parties and the Noteholder Parties (such consent, a “Mutual Termination Event”).

(b) Termination by LGEC. This Agreement may be terminated by LGEC, in its sole and absolute discretion, on behalf of each of the Lionsgate Parties, as to all Parties, upon prior written notice by LGEC delivered to the Noteholder Parties, upon the occurrence of any of the following events (each, a “Company Termination Event”):

(i) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, which legal action, ruling or order has not been withdrawn or discharged after thirty (30) days;

(ii) the Noteholder Parties do not then, for a period of three (3) business days, constitute the Majority Holders; or

(iii) with respect to any particular Noteholder Party (but, notwithstanding the foregoing, not as to all of the other Parties) upon three (3) business days’ prior written notice thereof, upon the occurrence of a material breach by such Noteholder Party of any of its representations, warranties, covenants or obligations set forth in this Agreement that (if susceptible to cure) remains uncured for a period of five (5) business days after the receipt by all of the Noteholder Parties of written notice of such breach (which notice periods shall run concurrently).

(c) Termination by the Noteholder Parties. This Agreement may be terminated by each Noteholder Party as to itself, upon prior written notice by such Noteholder Party delivered to LGEC and the other Noteholder Parties, upon the occurrence of any of the following events (each, a “Noteholder Termination Event”):

(i) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, which legal action, ruling or order has not been withdrawn or discharged after thirty (30) days; or

(ii) upon three (3) business days’ prior written notice thereof, upon the occurrence of a material breach by any Lionsgate Party of any of its representations, warranties, covenants or obligations set forth in this Agreement that (if susceptible to cure) remains uncured for a period of five (5) business days after the receipt by the Noteholder Parties of written notice of such breach (which notice periods shall run concurrently).

(d) Automatic Termination. This Agreement will automatically terminate as to all Parties if: the Closing has not occurred by 5:00 p.m., New York City time, on July 1, 2024 (the “End Date” and such termination event, an “Automatic Termination Event”).

(e) Termination and Survival. Notwithstanding anything herein to the contrary, no termination of this Agreement shall relieve or otherwise limit the liability of any Party for any breach of this Agreement occurring prior to such termination. This Section 5.1(e) and Sections 5.1(f), 7.3, 7.5, 7.6. 7.7, 7.8, 7.9, 7.10, 7.11, 7.12 and 7.13 shall survive termination of this Agreement.

(f) Effect of Termination.

(i) Upon the Termination Date, this Agreement shall forthwith become null and void and have no further force or effect, each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and there shall be no liability or obligation hereunder on the part of any Party hereto; provided that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to such Termination Date, notwithstanding any termination of this Agreement by any other Party, and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 5.1(e); provided, further, that with respect to a Termination Event pursuant to Section 5.1(b)(iii) or Section 5.1(c), the foregoing shall only apply to the Noteholder Party so terminated.

(ii) Upon any Termination Event, unless the Closing Date has occurred, any and all consents, tenders, waivers, forbearances and votes delivered by a Noteholder Party in connection with the Transactions automatically shall be deemed, for all purposes, to be null and void ab initio.

(iii) Notwithstanding the foregoing or anything herein to the contrary, no Party may exercise any of its respective termination rights as set forth in this Section 5.1 if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement unless such failure to perform or comply arises as a result of another Party’s actions or inactions or would not otherwise give rise to a Termination Event in favor of the other Party.

ARTICLE 6

RELEASES

Section 6.1 Waiver, Release and Disclaimer.

(a) Company Released Claims. Subject to the occurrence of, and automatically effective from and after, the Closing, and in exchange for entering into the Transactions by the Noteholder Parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Lionsgate Party (on behalf of itself and each of its predecessors, successors, assigns, agents, Subsidiaries, controlled Affiliates and representatives (and in turn on behalf of the predecessors, successors, assignees, agents, Subsidiaries and representatives of any such Persons)) hereby finally and forever releases and discharges the Other Released Parties and their respective property, in each case, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law, at equity, or otherwise, sounding in tort, contract, or based on any other legal or equitable principle, including, without limitation, violation of any securities law (federal, state or foreign), misrepresentation (whether intended or negligent), breach of duty (including any duty of candor), or any domestic or foreign law similar to the foregoing, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstance taking place, being omitted, existing or otherwise arising on or prior to the date hereof arising from, relating to, or in connection with (x) the Existing Notes and the Existing Indenture, (y) the Transactions or (z) the negotiation, formulation, or preparation of this Agreement, the Transaction Documents or the related guarantees, agreements, amendments, instruments, or other documents, including, in each case, those that such Lionsgate Party or any holder of a claim against or interest in such Lionsgate Party or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity (collectively, the “Company Released Claims”). Further, subject to the occurrence of the Closing, each Lionsgate Party hereby covenants and agrees not to, directly or indirectly, bring, maintain, or encourage any cause of action or other claim or proceeding against an Other Released Party relating to or arising out of any Company Released Claim. Each Lionsgate Party further stipulates and agrees with respect to all Claims that, subject to the occurrence of, and automatically effective from and after, the Closing, it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, any foreign law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 6.1(a).

(b) Noteholder Released Claims. Subject to the occurrence of, and automatically effective from and after, the Closing, and in exchange for entering into the Transactions by the Lionsgate Parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Noteholder Party (on behalf of itself and each of its predecessors, successors, assigns, agents, Subsidiaries, controlled Affiliates and representatives (and in turn on behalf of the predecessors, successors, assignees, agents, Subsidiaries and representatives of any such Persons)), and to the maximum extent permitted by the Existing Indenture, each of the Noteholder Parties shall direct the Existing Trustee (on behalf of the holders) to, hereby finally and forever releases and discharges (i) the Company Released Parties and their respective property and (ii) the Other Released Parties and their respective property, in each case, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law, at equity, or otherwise, sounding in tort, contract, or based on any other legal or equitable principle, including, without limitation, violation of any securities law (federal, state or foreign), misrepresentation (whether intended or negligent), breach of duty (including any duty of candor), or any domestic or foreign law similar to the foregoing, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstance taking place, being omitted, existing or otherwise arising on or prior to the date hereof arising from, relating to, or in connection with (x) the Existing Notes and the Existing Indenture, (y) the Transactions or (z) the negotiation, formulation, or preparation of this Agreement, the Transaction Documents or the related guarantees, agreements, amendments, instruments, or other documents, including, in each case, those that such Noteholder Party or any holder of a claim against or interest in such Noteholder Party or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity, and including, without limitation, any claim based upon or alleging a breach, default, Event of Default (as defined in any Existing Debt Document), or failure to comply with any such agreement or document (collectively, the “Noteholder Party Released Claims” and, together with the Company Released Claims, the “Released Claims”). For the avoidance of doubt, the Noteholder Party Released Claims encompass and include any and all claims or causes of action relating to or challenging the Transactions themselves, including any and all claims or causes of action alleging or contending that any aspect of the Transactions violates any document or agreement related to any indebtedness of the Lionsgate Parties or their respective Subsidiaries outstanding as of the date hereof or the Closing Date or other agreement, or that cooperation with, participation in, or entering into the Transactions violates any statute or other law, it being understood that the Noteholder Parties are ratifying and approving all such Transactions to the maximum extent possible under applicable law. In addition, for the avoidance of doubt, the releases and discharges granted hereunder by each Noteholder Party are not limited to the Existing Notes held by such Noteholder Party as of the date hereof or the Closing Date, but are granted by the Noteholder Parties in all capacities and with respect to all Existing Notes held or acquired at any time on or after the date hereof. Further, from and after the date hereof, each Noteholder Party hereby covenants and agrees not to, directly or indirectly, bring, maintain, or encourage any cause of action or other claim or proceeding against any Company Released Party or any other Noteholder Party relating to or arising out of any Noteholder Party Released Claim. Each Noteholder Party further stipulates and agrees with respect to all Claims that, subject to the occurrence of, and automatically effective from and after, the Closing, it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, any foreign law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 6.1(b).

(c) EXCEPT AS OTHERWISE PROVIDED HEREIN, EACH PARTY HEREBY EXPRESSLY AGREES THAT THE RELEASED CLAIMS SHALL INCLUDE, WITHOUT LIMITATION, SUCH RELEASED CLAIMS ARISING PRIOR TO THE CLOSING DATE AS A DIRECT OR INDIRECT RESULT OF THE GROSS NEGLIGENCE AND/OR WILLFUL MISCONDUCT OF ANY COMPANY RELEASED PARTY OR OTHER RELEASED PARTY. EACH PARTY AGREES THAT THE COMPANY RELEASED PARTIES AND OTHER RELEASED PARTIES ARE EXPRESSLY INTENDED AS THIRD-PARTY BENEFICIARIES OF THIS SECTION 6.

(d) Each Noteholder Party and each Lionsgate Party acknowledges that it is aware that it or its attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to either the subject matter of this Agreement and the Transactions or any party hereto, but hereto further acknowledges that it is the intention of each Lionsgate Party and each Noteholder Party to hereby fully, finally, and forever settle and release all claims among them to the extent provided in this Agreement, whether known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed.

(e) Notwithstanding the foregoing Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d), nothing in this Agreement is intended to, and shall not, (i) release any Party’s rights and obligations under this Agreement or any of the Transaction Documents or (ii) bar any Party from seeking to enforce or effectuate this Agreement or any of the Transaction Documents.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Effectiveness. This Agreement shall not become effective and binding on a Party unless and until a counterpart signature page to this Agreement has been executed and delivered by such Party. This Agreement shall become effective and binding upon the Lionsgate Parties and the Noteholder Parties upon the execution of signature pages by each of the Lionsgate Parties and at least one Noteholder Party.

Section 7.2 Waivers and Amendments. This Agreement may be amended, modified, altered or supplemented with respect to any Noteholder Party only by a written instrument executed by the Lionsgate Parties and such Noteholder Party; provided that, notwithstanding the foregoing, this Agreement may be amended for additional Noteholder Parties or transfers among Noteholder Parties in each case pursuant to Section 3.1(a)(x) or Section 4.3(b)(i). Any failure of a Party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver. No delay on the part of any Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof; nor will any waiver on the part of any party to this Agreement of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

Section 7.3 No Admissions and Reservation of Rights. Nothing herein shall be deemed an admission of any kind. The Parties acknowledge and agree that this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, other than a proceeding to enforce the terms of this Agreement. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any rights, remedies and interests of the Parties. Without limiting the foregoing sentence in any way, if the Exchange is not consummated, or if this Agreement is terminated for any reason, each of the Parties fully reserves any and all of its rights, remedies, and interests.

Section 7.4 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (a) when delivered or sent if delivered in person by courier service or messenger or sent by email or (b) on the next business day if transmitted by international overnight courier, in each case, as follows:

If to any Lionsgate Party, addressed to:

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, California 90404

Attention:   Bruce Tobey

     Adrian Kuzycz

Email:    [Intentionally omitted]

     [Intentionally omitted]

with a copy to (for informational purposes only):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:  John R. Sobolewski

Email:    JRSobolewski@wlrk.com

If to a Noteholder Party, addressed to it at the address set forth on such Noteholder Party’s signature page attached hereto.

with a copy to (for informational purposes only):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:   Jonathan Michels

     Andrew Weisberg

Email:     jmichels@whitecase.com

     andrew.weisberg@whitecase.com

Section 7.5 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 7.6 Venue. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees that any legal action, suit, or proceeding with respect to any matter under or arising out of or in connection with this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in a court of competent jurisdiction located in New York County, New York. Each Party irrevocably waives any objection it may have to the venue of any action, suit, or proceeding brought in such court or to the convenience of the forum.

Section 7.7 Personal Jurisdiction. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of a court of competent jurisdiction located in New York County, New York for purposes of any action, suit or proceeding arising out of or relating to this Agreement.

Section 7.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

Section 7.9 Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of appropriate jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided in this Agreement, any and all remedies in this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 7.10 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.11 Assignment. This Agreement and the rights and obligations hereunder may not be assigned or otherwise transferred by any Party by operation of law or otherwise without the prior written consent of the other Parties; provided that, notwithstanding the foregoing, the Initial Issuer shall be permitted to assign its rights hereunder to any successor issuer pursuant to or in connection with the Separation Transaction. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment in violation of the foregoing shall be null and void ab initio.

Section 7.12 No Third-Party Beneficiaries. Unless expressly stated or referred to herein, this Agreement shall be solely for the benefit of the Parties and no other person shall be a third-party beneficiary of this Agreement.

Section 7.13 Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire understanding and agreement among the Parties with regard to the subject matter hereof and supersedes all prior agreements among the Parties with respect thereto.

Section 7.14 Counterparts. This Agreement may be executed in one or more counterparts (which may include counterparts delivered by any standard form of telecommunication), and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Facsimile copies or “PDF” or similar electronic data format copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 7.15 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 7.16 Interpretation. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above set forth.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer

LIONS GATE CAPITAL HOLDINGS 1, INC.

By:	/s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer

LIONS GATE CAPITAL HOLDINGS LLC

By:	/s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer

[Signature page to Exchange Agreement]

[Noteholder Party Signature Pages on File with the Company]

[Signature page to Exchange Agreement]

SCHEDULE I

[Intentionally omitted]

SCHEDULE II

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Annex A

[Attached]

EXECUTION VERSION

SUBJECT TO FRE 408 & EQUIVALENTS

ANNEX A

TERM SHEET

This term sheet (the “Term Sheet”) summarizes the terms and conditions of the Exchange among Lions Gate Entertainment Corp. (“LGEC”), certain of its subsidiaries and the Noteholder Parties and the New Notes to be issued in connection therewith. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Exchange Agreement to which this Term Sheet is attached.

The New Notes are being offered and sold in Canada and outside Canada without being qualified under a prospectus in any jurisdiction of Canada and are being offered only to existing noteholders that are resident in Canada that are (i) “accredited investors” as defined in National Instrument 45-106 – Prospectus Exemptions or, in Ontario, as defined in Section 73.3(1) of the Securities Act (Ontario), and (ii) that are also “permitted clients” as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations. The New Notes will be subject to transfer restrictions and deemed acknowledgements, representations, and agreements relating thereto.

Terms of Exchange

Issuer:	Initially, (x) Lions Gate Capital Holdings 1, Inc., a Delaware corporation or (y) Lions Gate Capital Holdings LLC, a Delaware limited liability company (as determined by LGEC in its sole discretion) (“Initial Issuer”); provided that upon consummation of the Separation Transaction (such date, the “Separation Closing Date”), (x) a wholly owned subsidiary of a parent (ultimate or intermediate) of the Studio Business (such ultimate parent, “PubCo”) shall become the successor issuer (“Successor Issuer”) and (y) Initial Issuer shall automatically and unconditionally be released from all obligations in respect of the New Notes.

Exchange Consideration:	5.500% Exchange Notes due 2029 (the “New Notes”).

Notes Exchange:	Pursuant to the terms of the Exchange Agreement, Initial Issuer will exchange with the Noteholder Parties $382,662,000 in aggregate principal amount of Exchanging Notes held by the Noteholder Parties for $382,662,000 in aggregate principal amount of New Notes issued by Initial Issuer (as such number may be increased by up to $6,500,000 for the amount of Excluded Notes that participate in the Exchange).

Issuance:	The New Notes will be issued at the par value of the Exchanging Notes upon consummation of the Exchange such that, for each $1,000.00 in aggregate principal amount of Exchanging Notes exchanged by a Noteholder Party, such Noteholder Party will receive $1,000.00 in aggregate principal amount of New Notes.

Settlement:	Settlement of the Exchange will be processed through the facilities of DTC.

ANNEX A	CONFIDENTIAL

Terms of New Notes

Maturity:	The New Notes will mature on April 15, 2029; provided that on the Separation Closing Date, the maturity date of the New Notes will automatically be extended to April 15, 2030.

Interest Rate and Payment Dates:

The New Notes will bear interest at a rate of 5.500% per year, accruing from April 15, 2024 (being the most recent interest payment date in respect of the Exchanging Notes and interest from such date up to, but not including, the Closing Date being paid in consideration for accrued and unpaid interest on the Exchanging Notes up to, but not including, the Closing Date); provided that on the Separation Closing Date, the New Notes will bear interest at a rate of 6.000% per year accruing from and after the Separation Closing Date.

Interest on the New Notes will be payable semiannually in arrears on April 15 and October 15 of each year, commencing on October 15, 2024.

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Guarantees:	The New Notes will initially be fully and unconditionally guaranteed, jointly and severally, on an unsecured, senior basis by all of the existing obligors under the Existing Notes (including, for the avoidance of doubt, guarantors that are part of the Studio Business and the STARZ Business); provided that notwithstanding the foregoing no guarantee shall be required to be provided by any foreign subsidiary that would otherwise be required to become a guarantor pursuant to the terms of the New Indenture until thirty (30) days following the Closing Date; provided, further, that on the Separation Closing Date, all guarantees provided by entities which are not part of the Studio Business (including, for the avoidance of doubt, LGEC and entities that are part of the STARZ Business) shall be automatically and unconditionally released.

Collateral:	The New Notes will not be secured by any collateral.

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ANNEX A	CONFIDENTIAL

Optional Redemption:	Prior to the Separation Closing Date, Initial Issuer may from time to time redeem some or all of the New Notes at the following redemption prices, plus accrued and unpaid interest up to, but not including, the redemption date, if redeemed during the twelve-month period commencing on April 15 of the years set forth below:

Period	Redemption Price
2024	102.750%
2025	101.375%
2026 and thereafter	100.000%

On or after the Separation Closing Date and prior to the maturity date of the New Notes, Successor Issuer may from time to time redeem some or all of the New Notes at the following redemption prices, plus accrued and unpaid interest up to, but not including, the redemption date:

Period	Redemption Price
The Separation Closing Date until, but excluding, the 1 year anniversary thereof	103.000%
The 1 year anniversary of the Separation Closing Date until, but excluding, the 2 year anniversary thereof	102.000%
The 2 year anniversary of the Separation Closing Date until, but excluding, the 3 year anniversary thereof	101.000%
The 3 year anniversary of the Separation Closing Date and thereafter	100.000%

Change of Control:	Same as Existing Notes, except that (i) in no event shall a Separation Transaction be deemed to constitute a change of control event and (ii) from and after the Separation Closing Date, (x) change of control shall be tested based on change in ownership of PubCo or its successor and (y) LGEC and its subsidiaries shall be Permitted Holders.

Covenants:	Substantially the same as the Existing Notes, subject to the Documentation Principles.

Events of Default:	Substantially the same as the Existing Notes, subject to the Documentation Principles.

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ANNEX A	CONFIDENTIAL

Ratings:	Within 45 days following the Separation Closing Date, Successor Issuer shall use commercially reasonable efforts to procure a public corporate credit rating and a public corporate family rating (but in each case, no specific rating) in respect of the Successor Issuer from at least two ratings agencies, respectively, and procure public ratings (but no specific ratings) for the New Notes from at least two ratings agencies.

Other Terms

Documentation Principles:

The indenture governing the New Notes (the “New Indenture”) will be based on the Existing Indenture, modified to reflect the terms set forth in this Term Sheet and with further revisions to expressly permit the Separation Transaction.

The New Indenture shall additionally provide that, following the Separation Closing Date, all references to “LGEC” shall be replaced to refer to PubCo for purposes of covenants, events of default, financial calculations, and any similar matters.

The principles set forth in this section titled “Documentation Principles” are referred to as the “Documentation Principles”.

Amendments, Waivers and Releases:	All amendments, waivers, releases and other modifications to the Existing Indenture to be set forth in accordance with Section 1.2 of the Exchange Agreement.

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EXHIBIT A

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